                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report  (Date of earliest event reported)           July 30, 1999
                                                 ------------------------------

                                  RMI.NET, Inc.
--------------------------------------------------------------------------------
               (Exact name of Registrant as specified in charter)

                                    Delaware
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

               001-12063                               84-1322326
------------------------------------     --------------------------------------
       (Commission File Number)             (IRS Employee Identification No.)

999 Eighteenth Street, Suite 2201                                  80202
------------------------------------------------------------- -----------------
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code        (303) 672-0700
                                                   --------------------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

         As previously announced in the Registrant's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1999, which was filed with the Securities and Exchange Commission on August 9, 1999, the Registrant recently acquired ACES Research, Inc., an Arizona corporation headquartered in Tucson, Arizona. The Registrant agreed to pay approximately $1,938,000, payable in the form of 174,634 shares of common stock. The consideration that the Registrant agreed to pay was determined through arm's length negotiation. There was no material relationship between the Registrant and ACES Research, Inc. prior to the acquisition. ACES Research is an Internet service provider whose customer base is comprised of dedicated Internet access users. The Registrant intends to use the assets acquired in the same manner that ACES Research utilized the assets.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      ACES Research, Inc. - Audited Financial Statements:

                  Independent Auditors' Report - Ernst & Young LLP

                  Balance Sheets as of December 31, 1998 and 1997

                  Statements of Operations for the Years Ended December 31, 1998 and 1997

                  Statements of Stockholders' Equity for the Years Ended December 31, 1998 and 1997

                  Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996

                  Notes to Financial Statements

         (b)      Pro Forma Financial Information:

                  Pro Forma Condensed Combined Balance Sheet as of June 30,
                  1999

                  Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1998

                  Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 1999

         (c)      Exhibits:

           Exhibit Number                         Description
         ---------------------    ---------------------------------------------
                10.1              Asset Purchase Agreement by and among RMI.NET,
                                  Inc. and ACES Research, Inc. and Ehud Gavron,
                                  Joe Fico and Matthew Ramsey dated as of July
                                  30, 1999

                20.1              News Release dated July 30, 1999
                                  announcing the Acquisition of ACES
                                  Research, Inc.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            RMI.NET, Inc.
                             --------------------------------------------
                                            (Registrant)

 Date: August 30, 1999       By: /s/ CHRISTOPHER J. MELCHER
                                 ----------------------------------------
                                 Christopher J. Melcher
                                 Vice President, General Counsel and Corporate Secretary

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
ACES Research, Inc.

We have audited the accompanying balance sheets of ACES Research, Inc. (an S corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACES Research, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                        /s/ ERNST & YOUNG LLP

June 30, 1999

                               ACES RESEARCH, INC.
                                 BALANCE SHEETS

                                                                                        December 31,
                                                                                   1998             1997
                                                                                 --------         --------
                                     ASSETS

Current assets:
  Cash.....................................................................      $    ---         $ 35,232
  Accounts receivable......................................................        46,306           16,263
                                                                                 --------         --------
Total current assets.......................................................        46,306           51,495

Property and equipment, net of accumulated depreciation of $71,061
    and $39,054 at December 31, 1998 and 1997, respectively................       106,493          106,274
                                                                                 --------         --------

              Total assets.................................................      $152,799         $157,769
                                                                                 --------         --------
                                                                                 --------         --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade..................................................      $ 77,900         $ 21,499
  Deferred revenue.........................................................           ---           22,455
  Current maturities of obligations under capital leases...................        13,439           11,492
  Line of credit payable...................................................         9,940              ---
  Notes payable to related parties.........................................        21,403           25,024
                                                                                 --------         --------

Total current liabilities..................................................       122,682           80,470

Long-term liability:
  Obligations under capital leases, less current maturities                         2,452           15,891

Stockholders' equity:
   Class A common stock, $1 par value; 1,500 shares authorized, issued and
     outstanding...........................................................         1,500            1,500
   Retained earnings.......................................................        26,165           59,908
                                                                                 --------         --------
Total stockholders' equity.................................................        27,665           61,408
                                                                                 --------         --------

              Total liabilities and stockholders' equity...................      $152,799         $157,769
                                                                                 --------         --------
                                                                                 --------         --------


                             See accompanying notes.

                               ACES RESEARCH, INC.
                            STATEMENTS OF OPERATIONS

                                                                                  Year Ended December 31,
                                                                                   1998             1997
                                                                                 --------         --------
Revenues ..................................................................      $721,589         $601,608

Operating expenses:
  Internet connection expense..............................................       384,233          247,694
  General and administrative expense.......................................       109,464          101,456
  Salaries and benefits expense............................................       154,131          144,056
  Travel and entertainment expense.........................................        36,775           51,585
  Depreciation expense.....................................................        32,007           25,169
                                                                                 --------         --------

         Total operating expenses..........................................       716,610          569,940
                                                                                 --------         --------

Income from operations.....................................................         4,979           31,668

Other income, net..........................................................         7,786           14,099
Interest expense...........................................................        (3,508)          (3,738)
                                                                                 --------         --------

Net income.................................................................      $  9,257         $ 42,029
                                                                                 --------         --------
                                                                                 --------         --------

                             See accompanying notes.

                               ACES RESEARCH, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              Total
                                                        Common Stock         Retained      Stockholders'
                                                          CLASS A            EARNINGS          EQUITY
                                                        ------------         --------      -------------
Balance at December 31, 1996                              $  1,500          $  59,354        $  60,854
Net income                                                                     42,029           42,029
Stockholder distributions                                                     (41,475)         (41,475)
                                                          --------          ---------        ---------

Balance at December 31, 1997                                 1,500             59,908           61,408
Net income                                                                      9,257            9,257
Stockholder distributions                                                     (43,000)         (43,000)
                                                          --------          ---------        ---------


Balance at December 31, 1998                              $  1,500          $  26,165        $  27,665
                                                          --------          ---------        ---------
                                                          --------          ---------        ---------

                             See accompanying notes.

                               ACES RESEARCH, INC.
                            STATEMENTS OF CASH FLOWS

                                                                     Year ended December 31,
                                                                     1998                1997
                                                                --------------       ----------
OPERATING ACTIVITIES
Net income...................................................   $        9,257       $   42,029
Adjustments to reconcile net income to net cash provided
   by operating activities:
      Depreciation and amortization..........................           32,007           25,169
      Changes in operating assets and liabilities:
         Accounts receivable.................................          (30,043)          16,531
         Accounts payable....................................           56,401           11,197
         Deferred revenue....................................          (22,455)          (21,645)
                                                                --------------       ----------

Net cash provided by operating activities....................           45,167           73,281
                                                                --------------       ----------
INVESTING ACTIVITIES
Purchases of property and equipment..........................          (32,226)         (36,467)
                                                                --------------       ----------

Net cash used in investing activities........................          (32,226)         (36,467)
                                                                --------------       ----------
FINANCING ACTIVITIES
Borrowings on line of credit.................................           11,640              ---
Payments on line of credit...................................           (1,700)             ---
Payments on notes payable, net of borrowings.................           (3,621)          25,024
Stockholder distributions....................................          (43,000)         (41,475)
Payments on capital lease obligations........................          (11,492)          (8,762)
                                                                --------------       ----------

Net cash used in financing activities........................          (48,173)         (25,213)
                                                                --------------       ----------

Net increase (decrease) in cash..............................          (35,232)          11,601
Cash at beginning of year....................................           35,232           23,631
                                                                --------------       ----------

Cash at end of year..........................................   $           --       $   35,232
                                                                --------------       ----------
                                                                --------------       ----------

SUPPLEMENTAL SCHEDULE OF ADDITIONAL CASH FLOW INFORMATION AND NONCASH ACTIVITIES
Interest paid................................................   $        3,508       $    3,738
Purchase of equipment through capital lease..................              ---           36,145

                             See accompanying notes.

                               ACES RESEARCH, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


1. ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

ACES Research, Inc. (the "Company"), an Arizona corporation, was founded in 1991 as a privately held S corporation. The Company is primarily involved in providing high speed Internet connectivity in southern Arizona and throughout other regions of the United States. The Company's three primary products are 56Kbps Internet Access, T-1 and Ethernet Internet access, and Professional WEB access. The Company also provides a variety of network consulting, custom software, and professional training to support its primary product offerings.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION AND DEFERRED REVENUE

Revenue is recorded when earned. The Company signs connection agreements with its customers and those contracts are usually for a length of one year. Except on rare occasions, the Company bills those customers on a monthly basis and recognizes the associated revenues at that time. In circumstances where the customer has paid in advance for the Company's services, the Company records a deferred revenue balance and recognizes the revenue ratably over the life of the connection agreement.

ACCOUNTS RECEIVABLE

The Company extends credit to its customers based on evaluations of ability to pay and generally no collateral is required. Concentrations of credit risk with respect to trade receivables are limited.

PROPERTY AND EQUIPMENT

Property and equipment purchased new by the Company is recorded at cost. Depreciation for new equipment is computed on a straight-line basis over the following estimated useful lives:

         Furniture and fixtures................................7 years
         Computer equipment....................................5 years
         Vehicles..............................................5 years

INCOME TAXES

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the financial statements do not include a provision for income taxes because the Company does not incur federal or state income taxes. Instead, its earnings and losses are included in the stockholders' personal income tax returns and are taxed based on their personal tax strategies.

                               ACES RESEARCH, INC.

ADVERTISING EXPENSE

Advertising costs are expensed as incurred. Advertising expense was $26,738 for the year ended December 31, 1998 and $24,725 for the year ended December 31, 1997.

SIGNIFICANT CUSTOMERS

The Company has substantial business relationships with a few large customers. The Company's top two customers accounted for 27.2% and 32.9% of the Company's revenues as of December 31, 1998 and 1997, respectively. No other single customer accounted for more than 10% of the Company's total revenues.

2. PROPERTY AND EQUIPMENT, NET

         Property and equipment, net consists of the following:

                                                                             1998          1997
                                                                             ----          ----
         Vehicles..................................................      $  15,000      $  15,000
         Furniture and fixtures....................................         16,190          3,478
         Computer equipment........................................        146,364        126,850
                                                                         ---------      ---------

                  Total............................................        177,554        145,328
         Less accumulated depreciation.............................        (71,061)       (39,054)
                                                                         ---------      ---------

                                                                         $ 106,493      $ 106,274
                                                                         ---------      ---------
                                                                         ---------      ---------

3. LINE OF CREDIT

The Company, during 1998, secured a $50,000 revolving line of credit with interest accruing monthly at the rate equal to the bank's prime lending rate plus 4.75% (12.75% at December 31, 1998); a minimum payment equal to 2% of the balance of principal and accrued interest is due each month. The line of credit is secured by depository accounts held with the bank. There are no debt covenant obligations necessary to maintain the line of credit. The line of credit may be canceled by either party at any time and is payable on demand, upon the financial institution's request. As of December 31, 1998, the balance of the line of credit was $9,940.

4. COMMITMENTS AND CONTINGENCIES

CAPITAL LEASES

The Company leases various computer equipment under the provision of a long-term capital lease. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases, and accordingly, they are recorded in the Company's assets and liabilities.

The following is an analysis of the leased assets included in property and equipment:

                  Computer equipment                              $ 36,145
                  Less  accumulated depreciation                   (11,642)
                                                                  --------

                  Total                                           $ 24,503
                                                                  --------
                                                                  --------

                               ACES RESEARCH, INC.

CAPITAL LEASES (CONTINUED)

The following is a schedule by year of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1998:

                  Year Ending December 31:
                  1999                                            $15,000
                  2000                                              2,500
                                                                  --------
                  Total minimum lease payments                     17,500
                  Less amount representing interest                (1,609)
                                                                  --------

                  Present value of net minimum lease payments      15,891
                  Less current maturities                          13,439
                                                                  --------

                  Long-term maturities                            $ 2,452
                                                                  --------
                                                                  --------

OPERATING LEASES

Future minimum rental commitments as of December 31, 1998 under noncancelable operating leases are:


                  1999..........................................  $39,299
                  2000..........................................   16,706
                                                                  --------
                                                                  $56,005
                                                                  --------
                                                                  --------

The Company leases certain facilities under operating leases which contain renewal options and provide for periodic cost-of-living adjustments and for other taxes and fees. Rental expense was $37,237 and $20,614 for the periods ended December 31, 1998 and 1997, respectively.

5. RELATED PARTY TRANSACTIONS

The Company is obligated for $21,403 as of December 31, 1998 and for $25,024 as of December 31, 1997 to its two primary stockholders for loans that were made to the Company on behalf of the aforementioned stockholders. The non-interest bearing loans are payable on demand. Assuming that the Company was unable to secure the non-interest bearing loans from its stockholders and assuming that the Company would have to draw on its line of credit at a rate of 12.75% as of December 31, 1998 to satisfy its obligations, the amount of interest expense incurred by the Company would have amounted to approximately $2,960 for the year ended December 31, 1998 and approximately $1,595 for the year ended December 31, 1997.

6. STOCK TRANSFER

Effective January 1, 1998, the President of the Company agreed to grant 23% of his outstanding stock in the Company to two of the Company's key employees. In exchange for the stock, the two key employees agreed to pay the President an agreed upon sum of money upon termination of employment or by January 1, 2003, whichever occurs first. The Company accounted for the stock transfer as a variable compensation plan pursuant to the provisions of Emerging Issues Task Force 95-16. No compensation expense for the year ended December 31, 1998 has been recorded to reflect the transfer of the stock ownership rights due to immateriality.

                               ACES RESEARCH, INC.

7. SUBSEQUENT EVENTS

Subsequent to December 31, 1998, the Company entered into negotiations with RMI.net to sell 100% of the outstanding stock of the Company. The transaction is expected to be consummated in July 1999.

8. YEAR 2000 READINESS (UNAUDITED)

The Company is preparing its systems and applications for the Year 2000. Various problems may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date. If the computer systems cannot distinguish between the years 1900 and 2000, system failures or other computer errors could result. Since the Company is a relatively new company (founded in 1996), most hardware and software systems, as well as software programs used by the Company, will not be impacted by the Year 2000 issues. All future software that will be purchased will be year 2000 compliant. All internally written software has been checked to ensure year 2000 compliance. Users have been briefed on the necessity for them to check any special, non-mission critical software that they have purchased for their departments to ensure that it is year 2000 compliant. The Company has inventoried the externally purchased network elements, including routers, router software, router redundancy options, processor cards, and switches. The Company has verified 100% completion of testing, in cooperation with the external vendors, that the products associated with the network elements are year 2000 compliant. The Company has evaluated the financial impact for year 2000 compliance and total costs have not exceeded a material amount nor are future costs expected to be material. The estimates for the costs of the year 2000 program are based upon management's best estimates and may be updated or revised as additional information becomes available.

            SELECTIVE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial information presented below has been derived from the unaudited or audited historical financial statements of the Company, ACES Research, Inc., Triad Resources L.L.C. (d/b/a WebZone), IdealDial Corporation and August 5th Corporation (d/b/a Dave's World) and reflects management's present estimate of pro forma adjustments, including a preliminary estimate of the purchase price allocations, which ultimately may be different.

The acquisition is being accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed are recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analysis, with appropriate recognition given to the effect of the Company's borrowing rates and income tax rates.

The unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to the acquisitions as if they had been consummated at the beginning of such period. These pro forma statements of operations combines the historical consolidated statements of operations for the periods reported for the Company, ACES Research, Inc., Triad Resources L.L.C. (d/b/a WebZone), IdealDial Corporation and August 5th Corporation (d/b/a Dave's World).

The unaudited pro forma condensed combined balance sheet as of June 30, 1999 gives effect to the acquisitions as if they had been consummated on that date. This pro forma balance sheet combines the historical consolidated balance sheet at that date for the Company, ACES Research, Inc., and for Triad Resources L.L.C. (d/b/a WebZone).

The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the transaction described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma condensed combined financial data presented below should be read in conjunction with the audited and unaudited historical financial statements and related notes thereto of the Company.

          Pro Forma Condensed Combined Statement of Operations
                  For the Year Ended December 31, 1998
                               (Unaudited)

                                                                                   Historical
                                              -------------------------------------------------------------------------------------
                                                              Previously
                                                               Reported           ACES       Pro Forma     Pro Forma     Pro Forma
                                            RMI.NET, Inc.  Acquisitions (B)  Research, Inc.  Subtotal   Adjustments (C)   Combined
                                           ----------------------------------------------------------------------------------------
                                           (Amount in Thousands, Except Per Share Data)
Revenue
  Communication Services                         7,974         13,580             722         22,276             0          22,276
  Web Solutions                                  2,113              0               0          2,113             0           2,113
                                              -------------------------------------------------------------------------------------
                                                10,087         13,580             722         24,389             0          24,389
                                              -------------------------------------------------------------------------------------
Cost of revenue earned
  Communication Services                         3,471          9,911             384         13,766             0          13,766
  Web Solutions                                     50              0               0             50             0              50
                                              -------------------------------------------------------------------------------------
                                                 3,521          9,911             384         13,816             0          13,816
                                              -------------------------------------------------------------------------------------
Gross profit                                     6,566          3,669             338         10,573             0          10,573
                                              -------------------------------------------------------------------------------------
General, selling and administrative expenses     9,184          3,784             301         13,269             0          13,269
Cost related to unsuccessful merger attempt      6,071              0               0          6,071             0           6,071
Depreciation and amortization                    1,789            470              32          2,291         2,228 (5)       4,519
                                              -------------------------------------------------------------------------------------
Operating income (loss)                        (10,478)          (585)              5        (11,058)       (2,228)        (13,286)
                                              -------------------------------------------------------------------------------------
Other income (expense)
  Interest expense                                (320)          (140)             (4)          (464)            0            (464)
  Interest Income                                   51              0               0             51             0              51
  Other income (expense),  net                      78             98               8            184             0             184
                                              -------------------------------------------------------------------------------------
                                                  (191)           (42)              4           (229)            0            (229)
                                              -------------------------------------------------------------------------------------
Net loss                                       (10,669)          (627)              9        (11,287)       (2,228)        (13,515)
                                              =====================================================================================
Preferred stock dividends                           33                                                                          33
Net loss applicable to common Stockholders     (10,702)                                                                    (13,548)
Basic and Diluted loss per share from
  continuing operations                          (1.39)                                                                      (1.56)
                                              =========                                                               =============
Average number of common shares
  outstanding (5)                                7,690                                                                       8,675
                                              =========                                                               =============

                  Pro Forma Condensed Combined Balance Sheet
                             As of June 30, 1999
                                 (Unaudited)

                                           ----------------------------------------------------------------------------------------
                                                              Previously
                                                               Reported           ACES       Pro Forma     Pro Forma     Pro Forma
                                            RMI.NET, Inc.  Acquisitions (B)  Research, Inc.  Subtotal   Adjustments (C)   Combined
                                           ----------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
                                                                                   ASSETS
CURRENT ASSETS
  Cash and cash equivalents                      4,423             18              (7)         4,434             -           4,434
  Trade receivables less allowance for
    for doubtful accounts                        4,687             74              88          4,849             -           4,849
  Inventories                                      237              -               -            237             -             237
  Other                                            840             16               2            858             -             858
                                               ------------------------------------------------------------------------------------
    Total Current Assets                        10,187            108              83         10,378             -          10,378
                                               ------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, net                      8,270            742             103          9,115             -           9,115
Goodwill, net                                   21,637              -               -         21,637         6,773  (1)     28,410
Other                                              117             61               -            178             -             178
                                               ====================================================================================
    Total Assets                                40,211            911             186         41,308         6,773          48,081
                                               ====================================================================================

                                                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                               4,361             86              71          4,518             -           4,518
  Current maturities of long term debt and
    capital lease obligations                    1,919            140               -          2,059             -           2,059
  Deferred revenue                               1,076              -               -          1,076             -           1,076
  Accrued payroll & related taxes                  408              -               -            408             -             408
  Accrued expenses & other                       2,070            142               -          2,212             -           2,212
                                               ------------------------------------------------------------------------------------
    Total Current Liabilites                     9,834            368              71         10,273             -          10,273
                                               ------------------------------------------------------------------------------------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS     3,227            178              60          3,465             -           3,465
                                               ------------------------------------------------------------------------------------
    Total liabilites                            13,061            546             131         13,738             -          13,738
REDEEMABLE CONVERTIBLE PREFERRED STOCK           4,594              -               -          4,594             -           4,594
Stockholders' Equity
  Common Stock                                      12              -               1             13            (1)             12
  Additional paid in capital                    47,422             50             (45)        47,427            (5)(3)      47,422
                                                                                                             7,193           7,193
  Accumulated deficit                          (24,878)           315              99        (24,464)         (414)(2)     (24,878)
  Unearned compesation                               -              -               -              -             -               -
                                               ------------------------------------------------------------------------------------
                                                22,556            365              55         22,976         6,773          29,749
                                               ------------------------------------------------------------------------------------
                                                40,211            911             186         41,308         6,773          48,081
                                               ====================================================================================

                   Pro Forma Condensed Combined Statement of Operations
                          For the Six Months Ended June 30, 1999
                                       (Unaudited)

                                                                                   Historical
                                              -------------------------------------------------------------------------------------
                                                              Previously
                                                               Reported           ACES       Pro Forma     Pro Forma     Pro Forma
                                            RMI.NET, Inc.  Acquisitions (B)  Research, Inc.  Subtotal   Adjustments (C)   Combined
                                           ----------------------------------------------------------------------------------------
                                           (Amount in Thousands, Except Per Share Data)
Revenue
  Communication Services                         9,801          4,704             418         14,923             0          14,923
  Web Solutions                                  1,851              0               0          1,851             0           1,851
                                               ------------------------------------------------------------------------------------
                                                11,652          4,704             418         16,774             0          16,774
                                               ------------------------------------------------------------------------------------
Cost of revenue earned
  Communication Services                         5,406          3,241             211          8,858             0           8,858
  Web Solutions                                    511              0               0            511             0             511
                                               ------------------------------------------------------------------------------------
                                                 5,917          3,241             211          9,369             0           9,369
                                               ------------------------------------------------------------------------------------
Gross profit                                     5,735          1,463             207          7,405             0           7,405
                                               ------------------------------------------------------------------------------------
General, selling and administrative expenses    10,222          1,080             171         11,473             0          11,473
Cost related to unsuccessful merger attempt          0              0               0              0             0               0
Depreciation and amortization                    2,605            158              23          2,786           797   (4)     3,583
                                               ------------------------------------------------------------------------------------
Operating income (loss)                         (7,092)           225              13         (6,854)         (797)         (7,651)
                                               ------------------------------------------------------------------------------------
Other income (expense)
  Interest expense                                (228)           (41)              0           (269)            0            (269)
  Interest Income                                   68              2               0             70             0              70
  Other income (expense),  net                       0              0              23             23             0              23
                                               ------------------------------------------------------------------------------------
                                                  (160)           (39)             23           (176)            0            (176)
                                               ------------------------------------------------------------------------------------
Net loss                                        (7,252)           186              36         (7,030)         (797)         (7,827)
                                               ====================================================================================
Preferred stock dividends                          178                                                                         178
Net loss applicable to common Stockholders      (7,430)                                                                     (8,005)
Basic and Diluted loss per share from
  continuing operations                          (0.73)                                                                      (0.72)
                                               =========                                                                   ========
Average number of common shares
  outstanding (5)                               10,141                                                                      10,902
                                               =========                                                                   ========

                     NOTES TO THE PRO FORMA CONSENSED
                          COMBINED FINANCIAL DATA
                                (UNAUDITED)

(A) BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined balance sheet is presented as of June 30, 1999. The accompanying unaudited pro forma condensed combined statements of operations are presented for the six months ended June 30, 1999 and the year ended December 31, 1998.

(B) PREVIOUSLY REPORTED ACQUISITIONS: The accompanying unaudited pro forma condensed combined balance sheet presented as of June 30, 1999 includes the balance sheet as of June 30, 1999 of Triad Resources L.L.C. (d/b/a WebZone) which was previously disclosed on Form 8K/A filed with the Securities and Exchange Commission on August 19, 1999. The accompanying unaudited pro forma condensed combined statements of operations presented for the six months ended June 30, 1999 and the year ended December 31, 1998 included the condensed statements of operations for the respective periods ended for Triad Resources L.L.C. (d/b/a WebZone), IdealDial Corporation and August 5th Corporation (d/b/a Dave's World). These acquisitions were previously disclosed on Form 8K/A and filed with the Securities and Exchange Commission on August 19, 1999, August 5, 1999 and April 19, 1999, respectively.

(C) PRO FORMA ADJUSTMENTS: The following pro forma adjustments have been made to the unaudited condensed combined balance sheet as of June 30, 1999 and the unaudited condensed combined statements of operations for the six months ended June 30, 1999 and the year ended December 31, 1998:

      (1) To reflect the 174,634 shares of RMI stock valued at $1.9 million which is the number of shares issued in connection with the acquisition of ACES Research, Inc. and the 439,493 shares of RMI stock valued at $5.3 million which is the number of shares issued in connection with the acquisition of Triad Resources L.L.C. (d/b/a WebZone). The excess purchase price over the fair value of the assets acquired has been allocated to goodwill. The pro forma adjustment reflects the incremental goodwill in the amount of $6.8 million. Shares of Common Stock issued for the acquisition were recorded at fair market value as based on the current market price of RMI's publicly traded stock. The final allocation of the purchase price will be made after the appropriate appraisals or analyses are performed. Upon completion of the appraisals and in accordance with the terms thereof, the excess purchase price currently allocated to goodwill will be allocated to the appropriate asset classifications, including customer list and goodwill. While goodwill will be amortized over a period of five years, customer list or other identified intangibles may be amortized over shorter periods, which would therefore increase amortization expense.

      (2) To eliminate the equity accounts of the acquisition.

      (3) To adjust amortization expense due to increase in the carrying value of goodwill, using a life of five years, as if such acquisitions had been completed as of January 1, 1998.

      (4) To adjust for revenues and expenses for the acquisition of ACES Research, Inc., Triad Resources L.L.C. (d/b/a WebZone) and IdealDial Corporation as if such acquisitions had been completed as of January 1, 1999.

      (5) To adjust for revenues and expenses for the acquisition of ACES Research, Inc., Triad Resources L.L.C. (d/b/a WebZone), IdealDial Corporation and August 5th Corporation (d/b/a Dave's World) as if such acquisitions had been completed as of January 1, 1998.